                                                                   EXHIBIT 10.26


               CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY
             WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS
                             DENOTE SUCH OMISSIONS.



                       COLLABORATION AND LICENSE AGREEMENT



         This COLLABORATION AND LICENSE AGREEMENT ("this Agreement"), effective as of January 24, 2001 (the "Effective Date"), is between DYAX CORP., a Delaware corporation, of One Kendall Square, Bldg. 600, Cambridge, Massachusetts 02139, U.S.A. ("Dyax"), and DEBIOPHARM S.A., a Swiss corporation, of 17, rue des Terreaux, 1000 Lausanne 9, Switzerland ("Debio"), the "Parties".


         WHEREAS, Dyax and Debio are parties to a Research and Development Agreement dated March 10, 1997 relating to EPI-HNE4, an inhibitor of human neutrophil elastase; and


         WHEREAS, the Parties wish to enter into this Agreement for the commercialization of the results of the Research and Development Agreement, all as herein defined and such commercialization rights shall be in accordance with the terms and conditions set forth herein;


         NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties hereby agree as follows:

                                TABLE OF CONTENTS


ARTICLE 1.        DEFINITIONS
ARTICLE 2.        STATUS AND SCOPE
                  2.1      Status
                  2.2      Scope
ARTICLE 3.        GRANTS AND RESERVATIONS OF RIGHTS
                  3.1      Grant of License and Sublicense by Dyax for CF Product
                  3.2      Grant of License and Sublicense by Dyax for Other Products
                  3.3      Grants of Licenses and Sublicenses by Debio
                  3.4      Other Therapeutic Indications Outside of the Field of Use
                  3.5      Additional Countries for the CF Product  and Other Products
                  3.6      Limitation of Rights
ARTICLE 4.        MANAGEMENT OF THE AGREEMENT
                  4.1      Steering Committee
                  4.2      Supply Committee
                  4.3      Post-Regulatory Approval Activities
                  4.4      General Disagreements
ARTICLE 5.        RESEARCH PROGRAM
                  5.1      General
                  5.2      Responsibilities of Debio
                  5.3      Cooperation During the Research Program
ARTICLE 6.        MANUFACTURE, SUPPLY AND COMMERCIALIZATION
                  6.1      General
                  6.2      API and Drug Product
                  6.3      Manufacture and Supply of Collaboration Products for Commercial Sale
                  6.4      Commercial Diligence
Article 7.        PAYMENT AND ROYALTY OBLIGATIONS
                  7.1      Payments to Dyax
                  7.2      Payments to Debio
                  7.3      Use of Other Product Regulatory File by Dyax
                  7.4      Timing of Payments
                  7.5      Payments in U.S. Dollars
                  7.6      Records


ARTICLE 8.        USE OF MATERIALS AND INTELLECTUAL PROPERTY
                  8.1      Transfer and Handling of Materials
                  8.2      Ownership
                  8.3      Filing, Prosecution and Maintenance
                  8.4      Cooperation
                  8.5      Enforcement of Patent Rights; Defense of Infringement Actions
                  8.6      First Right to Respond
                  8.7      Second Right to Respond
                  8.8      Litigation and Settlement Expenses, and Awards
ARTICLE 9.        CONFIDENTIALITY
ARTICLE 10.       REPRESENTATIONS AND WARRANTIES
                  10.1     Authorization
                  10.2     Disclaimer of Representations and Warranties
                  10.3     Limitation of Liability
ARTICLE 11.       INDEMNITY AND INSURANCE
                  11.1     Indemnity Obligations
                  11.2     Insurance
ARTICLE 12.       PUBLICATIONS AND PUBLICITY
                  12.1     Publications
                  12.2     Publicity
ARTICLE 13.       DISPUTE RESOLUTION
ARTICLE 14.       TERM AND TERMINATION
                  14.1     Term
                  14.2     Termination
                  14.3     Effect of Termination
                  14.4     Notice of Termination
ARTICLE 15.       MISCELLANEOUS
                  15.1     Force Majeure
                  15.2     Assignment
                  15.3     Law Governing
                  15.4     Severability
                  15.5     Notices
                  15.6     Entire Agreement
                  15.7     Headings
                  15.8     Independent Contractors
                  15.9     Waiver
                  15.10    Counterparts


EXHIBIT A:  CF Patent Rights
EXHIBIT B:  EPI-HNE Patent Rights
EXHIBIT C:  Research Program
EXHIBIT D:  Development Costs

ARTICLE 1. DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

         1.1 "AFFILIATES" shall mean any corporation or other business entity controlled by, controlling, or under common control with or by either Party to this Agreement. For this purpose, "control" means direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock, or more than fifty percent (50%) interest in the income, of a Party or of such corporation or other business.

         1.2 "CF KNOW-HOW" shall mean any and all [*****]

         1.3 "CF PATENT RIGHTS" shall mean the patents and patent applications of either Party that pertain to the Inventions (as defined in Section 8.2 hereof) arising out of the Research Program, in particular the patent applications listed in EXHIBIT A attached hereto and hereby made a part hereof, any and all continuations, divisions, renewals, reissues, reexaminations, continuations-in-part and extensions corresponding thereto, and any patents issuing therefrom.

         1.4 "CF PRODUCT" shall mean the Product for cystic fibrosis which includes the formulated active ingredient, related devices and the system of delivery being developed pursuant to the Research Program described in this Agreement.

         1.5 "CONFIDENTIAL INFORMATION" shall mean each Party's confidential information, know-how or data, and includes (i) test and development data, processes, methods and technologies, and (ii) manufacturing, marketing, personnel and other business information and plans, whether in oral, written, graphic or electronic form, and which is identified as confidential. Confidential information shall not be deemed confidential, and the receiving Party shall have no obligation with respect to any (a) information which is known by the receiving Party prior to disclosure by the furnishing Party, and reduced to writing by the receiving Party, (b) information which is in the public domain or subsequently enters the public domain through no fault of either Party, (c) information that is received from an independent Third Party with the lawful right to disclose, and (d) information that is independently developed by the receiving Party without access to the Confidential Information of the disclosing Party.

         1.6 "DEBIO" shall mean Debiopharm S.A. and its Affiliates.

         1.7 "DEVELOPMENT COSTS" shall mean the variable and fixed costs incurred in connection with the conduct of the Research Program for the CF Product by Debio and Dyax, as approved by the Steering Committee, including without limitation (a) direct, out-of-pocket external costs, including clinical grants, clinical laboratory fees, positive controls and the cost of studies conducted and services provided by contract research organizations and individuals, consultants, toxicology contractors, and manufacturers necessary or useful for the purpose of obtaining Regulatory Approvals in the Territory and in North America for such CF Product, (b)


- ---------------
[*****]CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

amounts paid with respect to research and development for such CF Product, including without limitation the efforts to develop and document process methods and procedures for the manufacture, characterization and release of such CF Product and the costs for batches of such CF Product manufactured and supplied for use in preclinical and clinical trials, including quality control and quality assurance, (c) costs related to data management, statistical designs and studies, document preparation and other expenses associated with the clinical testing program for such CF Product, and (d) costs for preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain Regulatory Approvals in the Territory and in North America for such CF Product. For purposes of this Section 1.7, "variable costs" shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the conduct of the research, development and manufacture of the CF Product for use in preclinical and clinical trials. For purposes of this Section 1.7, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to the conduct of the Research Program, development and manufacture of the CF Product for use in preclinical and clinical trials, allocated based upon the proportion of such costs directly attributable to support the Research Program. Development Costs shall exclude any costs incurred by either Party in connection with the conduct of the Research Program for which such Party receives grants or subsidies, or reimbursement from the other Party or from a Third Party outside of this Agreement. Development Costs shall not include any costs associated with post-marketing surveillance or any other post-approval activities even if required by any regulatory authority. All cost determinations made hereunder shall be made in accordance with the accounting standards and principles legally applicable to each Party, respectively.

         1.8 "DYAX" shall mean Dyax Corp. and its Affiliates.

         1.9 "DYAX NET SALES" shall mean [*****]

         1.10 "EPI-HNE PATENT RIGHTS" shall mean the patents and patent applications of Dyax listed in EXHIBIT B, attached hereto and hereby made a part hereof, any and all continuations, divisions, renewals, reissues, reexaminations, continuations-in-part and extensions corresponding thereto, and any patents issuing therefrom.

         1.11 "EPI-HNE TECHNOLOGY" shall mean molecules, including EPI-HNE4, [*****] that produce EPI-HNE4 and methods of purifying EPI-HNE4 from [*****], and other protein molecules with anti-neutrophil elastase activity as described in the EPI-HNE Patent Rights.

         1.12 "FDA" shall mean the United States Food and Drug Administration.

         1.13 "FIELD OF USE" shall mean human therapeutic uses solely for the treatment of (i) cystic fibrosis ("CF"), (ii) acute respiratory distress syndrome ("ARDS"), and (iii) chronic obstructive pulmonary diseases ("COPD"), such as emphysema and chronic bronchitis.

         1.14 "FULLY ABSORBED COST OF GOODS" shall mean [*****]

- ---------------
[*****]CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

         1.15 "IND" shall mean an Investigational New Drug application or similar application filed with the FDA.

         1.16 "NDA" shall mean a New Drug Application, Biologics License Application, or similar application filed with the FDA after completion of human clinical trials to obtain marketing approval for a therapeutic product.

         1.17 "NET REVENUES" shall mean [*****]

         1.18 "NORTH AMERICA" shall mean the United States and Canada.

         1.19 "OTHER PRODUCT" shall mean any Product that does not qualify as a CF Product.

         1.20 "OTHER RESEARCH PROGRAM" shall mean the comprehensive plan, time schedule and budget for the development of EPI-HNE as an Other Product that the Parties may subsequently agree upon and for which they then enter into an amendment to this Agreement.

         1.21 "PRODUCT" shall mean any pharmaceutical formulation containing EPI-HNE for use in connection with any human therapeutic indication in the Field of Use.

         1.22 "REGULATORY APPROVALS" shall mean all approvals, designations or grants (including orphan drug) from regulatory authorities in any country required to lawfully manufacture and/or market a human therapeutic product in any such country.

         1.23 "RESEARCH AND DEVELOPMENT AGREEMENT" shall mean the Research and Development Agreement between Debio and Dyax dated March 10, 1997.

         1.24 "RESEARCH PROGRAM" shall mean the research conducted and developed by Debio under the Research and Development Agreement and the comprehensive plan, time schedule and budget for the preclinical and clinical development and production of EPI-HNE4 as a CF Product, and the preparation and/or filing of applications for Regulatory Approvals in the Territory and North America as more fully described in Article 5 hereof and in EXHIBIT C, a preliminary version of which is attached hereto and made a part hereof, which shall be finalized and approved by the Steering Committee at its first meeting and thereafter may be amended from time to time by the Steering Committee.

         1.25 "SPECIFICATIONS" shall mean the written specifications for the CF Product determined and approved by the Steering Committee as may be amended from time to time by the Steering Committee; provided that such specifications shall at all times comply with the relevant regulatory scheme in each country of sale and in each country of use. Copies of such Specifications shall be maintained by both Dyax and Debio and shall become a part of this Agreement as if incorporated herein.


- ----------------
[*****]CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

         1.26 "STEERING COMMITTEE" shall mean the joint team composed of representatives of Dyax and Debio responsible for overseeing the activities conducted by the Parties pursuant to this Agreement.

         1.27 "SUPPLY COMMITTEE" shall mean the joint team to be composed of representatives of Dyax and Debio appointed by the Steering Committee to oversee the activities pertaining to the manufacturing process and supply of the CF Product.

         1.28 "TERRITORY" shall mean the 15 countries of the European Union, Norway, Iceland, Switzerland, the Czech and Slovak Republics, Poland, Hungary, Romania, Bulgaria, Turkey, Israel, Albania, Liechtenstein, the Former Yugoslavia and, with regard to any Other Product, any additional countries in which Dyax may grant rights to Debio pursuant to Section 3.5.

         1.29 "THIRD PARTY" shall mean any entity other than Dyax or Debio and their respective Affiliates.

The above definitions are intended to encompass the defined terms in both the singular and plural forms.

ARTICLE 2. STATUS AND SCOPE

         2.1 STATUS. As of the Effective Date, Debio has completed through the preclinical phase of the research contemplated by the Research and Development Agreement and has completed Phase I Clinical Studies for EPI-HNE4 as a CF Product. Debio has exercised its rights under the Research and Development Agreement to obtain an exclusive license to commercialize Products in the Territory. Debio has decided to make a CF Product the initial focus of its efforts.

         2.2 SCOPE. The Parties wish through this Agreement (1) to establish the terms and conditions pursuant to which Debio shall continue and complete the research and development of the CF Product under the Research Program, (2) to provide for a plan by which the CF Product shall be manufactured and supplied for use in the Phase II and Phase III Clinical Trials, and for pre-commercialization and commercial purposes, (3) to grant the necessary licenses to enable the Parties to accomplish the purposes of this Agreement, (4) to provide for the overall management of this Agreement through a Steering Committee which shall appoint a Supply Committee to oversee the manufacture and supply of the CF Product, and (5) to otherwise set forth the rights and obligations of each Party.

ARTICLE 3. GRANTS AND RESERVATIONS OF RIGHTS

         3.1 GRANT OF LICENSE AND SUBLICENSE BY DYAX FOR CF PRODUCT. Subject to the payment provisions of Section 7.1, Dyax hereby grants to Debio an exclusive license with the right to sublicense during the term of this Agreement, under the EPI-HNE Patent Rights, EPI-HNE Technology, the CF Know-How and CF Patent Rights, to develop, use, offer for sale, sell, have sold, import and export CF Product in the Territory and to make or have made or to purchase or have purchased CF Product for such purposes.

         3.2 GRANT OF LICENSE AND SUBLICENSE BY DYAX FOR OTHER PRODUCTS. Dyax hereby grants to Debio, subject to the conditions, procedures and principles of this Section 3.2, an exclusive license with the right to sublicense during the term of this Agreement, under the EPI-HNE Patent Rights, EPI-HNE Technology, the applicable CF Know-How and CF Patent Rights, to develop, use, offer for sale, sell, have sold, import and export any Other Product in the Territory and to make or have made or to purchase or have purchased such Other Products for such purposes. Should Debio wish to research, develop and commercialize such an Other Product in the Territory while this Agreement is in effect, Debio shall so notify the Steering Committee in writing, including with such notice a proposal for an Other Research Program for such Other Product. The Steering Committee shall meet and discuss Debio's research proposal and the Parties shall then enter into an amendment to this Agreement for the research, development and commercialization of such Other Product by Debio pursuant to an Other Research Program, on applicable terms and conditions comparable to the licensing of the CF Product hereunder. If, while this Agreement is in effect, Dyax wishes to commercialize or have commercialized an Other Product in the Territory that is not the subject of an Other Research Program, Dyax shall notify the Steering Committee, including in such notice a proposal for the commercialization of such Other Product. The Steering Committee shall meet and discuss that proposal and shall endeavor to agree within a time frame specified by the Steering Committee upon commercially reasonable terms by which Debio shall commercialize such Other Product in the Territory that shall then become incorporated into a mutually agreeable amendment to this Agreement. The terms of such commercialization shall take into account the relative contributions of each Party to the research and development of the Other Product and the costs incurred in connection therewith by each such Party. Should Debio not wish to commercialize such Other Product in the Territory, Dyax shall be entitled to commercialize such Other Product in the Territory directly or through a Third Party.

         3.3 GRANTS OF LICENSES AND SUBLICENSES BY DEBIO. Debio hereby grants to Dyax, under the CF Know-How and the CF Patent Rights:

         (1) an exclusive license and sublicense, subject to the payment provisions of Subsection 7.2 a., to develop, use, offer for sale, sell, have sold, import and export CF Product in North America and to make or have made or to purchase or have purchased CF Product for such purposes;

         (2) an exclusive license and sublicense, subject to the payment provisions of Subsection 7.2 b., to develop, use, offer for sale, sell, have sold, import and export CF Product outside of the Territory and outside of North America and to make or have made or to purchase or have purchased CF Product for such purposes;

         (3) an exclusive license and sublicense, free of royalties or other payments to Debio, to develop, use, offer for sale, sell, have sold, import and export Other Products outside of the Territory and to make or have made or to purchase or have purchased Other Products for such purposes;

         (4) a worldwide exclusive license and sublicense, free of royalties or other payments to Debio, to develop, use, offer for sale, sell, have sold, import and export therapeutic products outside of the Field of Use and to make or have made or to purchase or have purchased therapeutic products outside the Field of Use for such purposes;

         (5) a worldwide exclusive license and sublicense, free of royalties or other payments to Debio, to develop, use, offer for sale, sell, have sold, import and export non-therapeutic products and to make or have made or to purchase or have purchased non-therapeutic products for such purposes.

         Nothing in subparagraphs (2) and (3) is intended to limit Debio's rights under Section 3.5 and nothing in subparagraph (4) is intended to limit Debio's rights under Section 3.4.

         3.4 OTHER THERAPEUTIC INDICATIONS OUTSIDE OF THE FIELD OF USE. Debio shall have the first right to negotiate a license in the Territory for the rights to the EPI-HNE Patent Rights, EPI-HNE Technology, the CF Know-How and the CF Patent Rights for any therapeutic indication outside the Field of Use, provided that a Third Party does not already control the licensing of such rights and that Dyax does not want to retain the rights to such therapeutic indication for itself.

         3.5 ADDITIONAL COUNTRIES FOR THE CF PRODUCT AND OTHER PRODUCTS. If at any time that this Agreement is in effect Dyax wishes to outlicense to a Third Party the rights to commercialize the CF Product or an Other Product in any country or countries outside the Territory, Dyax shall give Debio a first right of refusal to obtain a license to commercialize such CF Product or Other Product for such additional country by providing notice to Debio through the Steering Committee of its intention to outlicense and the proposed terms of the license with a prospective Third Party (an "Offer Notice"), provided that Debio is not in breach of any material term of this Agreement. Debio shall have sixty (60) days after the receipt of an Offer Notice during which it may consider the terms in the Offer Notice. If Debio has not delivered a written notice of its acceptance of the terms in the Offer Notice to the Steering Committee within such sixty (60) day period, Dyax shall be free to conclude an agreement with a Third Party on materially the same terms or on terms more favorable to Dyax than in the Offer Notice. Before concluding an agreement on terms less favorable to Dyax than in the Offer Notice, Dyax must again offer such rights to Debio following the same procedures, except that in the case of the same Third Party, Debio shall only have thirty (30) days after receipt of the new terms to consider the offer. The right of first refusal in this Section 3.5 shall apply only to the outlicensing by Dyax to an independent unrelated Third Party of the commercialization of the CF Product or Other Product. This right of first refusal shall not apply to the commercialization by Dyax of the CF Product or an Other Product in any country or countries outside of the Territory where Dyax retains the rights to make or have made, sell or have sold the product.

         3.6 LIMITATION OF RIGHTS. The licenses and options set forth in Sections 3.1 through 3.5 shall at all times be subject to and conditioned upon the satisfactory performance by the Parties of their obligations hereunder, in particular the completion by Debio of the requirements of Section 5.2 and the timely completion of all Debio tasks described in Exhibit C. Each Party agrees that, except as expressly granted in this Agreement, no other rights or licenses are granted to any patents, patent applications, inventions, trademarks, trade secrets or other intellectual property, or to any materials, information, data or know-how, of the other Party.

ARTICLE 4. MANAGEMENT OF THE AGREEMENT

         4.1 STEERING COMMITTEE.

         a. GENERAL. The Parties shall establish a Steering Committee to oversee and manage the Research Program and commercialization activities contemplated by this Agreement. The Steering Committee shall be composed of two (2) representatives appointed by Dyax and two (2) representatives appointed by Debio. Such representatives will be senior managers of their respective companies. Within thirty (30) days following the signature of this Agreement, each Party will notify to the other Party the identity of its first representatives at the Steering Committee. The Steering Committee will meet for the first time within three (3) months following the signature of this Agreement to finalize and approve the Research Program and the Development Costs. Thereafter, the Steering Committee shall meet as needed but not less than once each calendar quarter. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Steering Committee shall agree. A Party may change either or both of its representatives to the Steering Committee at any time. Members of the Steering Committee may be represented at any meeting by another member of the Steering Committee or by a deputy that will be entitled to vote for the absent member. Any approval, determination or other action agreed to by unanimous consent of the members of the Steering Committee or their deputies present at the relevant Steering Committee meeting shall constitute the approval, determination or other action of the Steering Committee, provided that at least one representative of each Party is present on behalf of both representatives of such Party. Representatives of either Dyax and Debio who are not members of the Steering Committee may attend meetings of the Steering Committee as agreed to by the representative members of the other Party. At or before the commencement of each meeting, the Steering Committee shall appoint one of its members to act as secretary for such meeting or shall arrange for a person to be present in such capacity. The Steering Committee shall keep accurate minutes of its deliberations and shall record all proposed decisions and all actions recommended or taken. The person acting as the secretary shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Steering Committee within ten (10) working days after each meeting and shall be approved, if appropriate, at the next meeting. All records of the Steering Committee shall at all times be available to both Parties.

         b. FUNCTIONS. The Steering Committee shall perform the following functions: (1) determine the overall strategy for the Research Program in the manner contemplated by this Agreement; (2) coordinate the activities of the Parties hereunder, (3) review and approve the Research Program, Development Costs and any amendments thereto, (4) review and approve the Specifications, (5) appoint, oversee and settle disputes or disagreements that are unresolved by the Supply Committee, (6) approve design of clinical trials and oversee clinical trials, (7) approve any agreements with Third Party manufacturers for the supply and manufacture of the CF Product, (8) review and consider any proposed Other Research Program and any other notices provided pursuant to the rights set forth in Sections 3.2, 3.4 and 3.5; (9) discuss all pertinent aspects of the commercialization and other post-approval activities and, generally (10) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

         4.2 SUPPLY COMMITTEE.

         a. GENERAL. The Steering Committee shall establish a Supply Committee to oversee and to coordinate the manufacture and supply of the CF Product. The Supply Committee shall be composed of not more than two (2) representatives appointed by Dyax and two (2) representatives appointed by Debio. The Supply Committee shall meet as needed, but not less than quarterly unless the Parties mutually agree otherwise. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Supply Committee shall agree. A Party may change one or more of its representatives to the Supply Committee at any time. At or before the commencement of each meeting, the Supply Committee shall appoint one of its members to act as secretary for such meeting or shall arrange for a person to be present in such capacity. The Supply Committee shall keep accurate minutes of its deliberations and shall record all proposed decisions and all actions recommended or taken. The person acting as the secretary shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Supply Committee within ten (10) working days after each meeting and shall be approved, if appropriate, at the next meeting. Copies of all final minutes shall be provided to the Steering Committee, together with any proposed actions requiring Steering Committee approval. All records of the Supply Committee shall at all times be available to both parties.

         b. FUNCTIONS. The Supply Committee shall be responsible for overseeing the manufacture by Dyax of the active pharmaceutical ingredient ("API") and the development by Debio of the final formulation, method and device for delivery ("Drug Product") of the CF Product. In connection with its responsibilities, the Supply Committee shall perform the following functions: (1) assist and report to the Steering Committee on an ongoing basis to facilitate the coordination, control and timely development of the CF Product to obtain Regulatory Approvals,
(2) develop and prepare the Specifications for submission to the Steering Committee for approval, (3) oversee relationships with Third Party Manufacturers during the preclinical and clinical periods, (4) monitor and report on any specific instructions with regard to the use and handling of the CF Product, (5) oversee the response by either Party to requests for information from regulatory agencies, (6) monitor compliance with laws and government regulations applicable to the manufacture of CF Product in each country, (7) oversee scale up of the CF Product to meet anticipated demand for preclinical, clinical trials and commercial sale in accordance with the projections set forth in the Research Program and (8) perform such other functions as directed by the Steering Committee.

         4.3 POST-REGULATORY APPROVAL ACTIVITIES. Before the CF Product has received Regulatory Approvals in the Territory and in North America, each Party will appoint one representative to work with the other Party to oversee the manufacture of CF Product for commercialization purposes by a common supplier. The representatives will perform the following functions: (1) monitor and coordinate the relationships with Third Party manufacturers, (2) coordinate the timely reporting between the Parties and with the regulatory agencies of the occurrence of each material incident of CF Product performance required to be reported to regulatory authorities, including without limitation adverse reaction information, (3) coordinate and monitor the timely dissemination of any required CF Product information and (4) such other functions as reasonably required to carry out the intention of Section 6.3 of this Agreement. Each Party will determine in its sole discretion the extent of its post-marketing surveillance and/or post-regulatory approval activities, and will assume the related cost.

         4.4 GENERAL DISAGREEMENTS. All disagreements within the Supply Committee and the Steering Committee shall be subject to the following:

         (a) The representatives to the Steering Committee will negotiate in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute. If the dispute involves the Supply Committee, the Steering Committee will include the Supply Committee in its negotiations.

         (b) In the event that the dispute is not resolved after the period specified in clause (a) or if there is a dispute between the representatives overseeing post regulatory approval activities, the applicable representatives shall promptly present the disagreement to the Chief Executive Officers of Dyax and Debio or a designee of such Chief Executive Officer reasonably acceptable to the other Party.

         (c) Such executives shall meet in person or discuss in a telephone or video conference each of Dyax and Debio's views and explain the basis for such dispute.

         (d) If such executives cannot resolve such disagreement within sixty
(60) days after such issue has been referred to them, then such dispute shall be referred to arbitration as described in Section 13 hereof.

ARTICLE 5. RESEARCH PROGRAM

         5.1 GENERAL. The Research Program shall be supervised by the Steering Committee. The Steering Committee will coordinate preclinical and clinical testing of the CF Product and work with designated individuals at Dyax and Debio in the preparation of filings for Regulatory Approvals for the CF Product in the Territory and in North America. With the exception of the API activities for the CF Product set forth in the Research Program and referenced in Section 6.2, the Research Program will be conducted exclusively by Debio. Debio shall be responsible for all expenses of the Research Program and costs incurred in connection with the Research Program shall be Development Costs which must be approved by the Steering Committee. The external Development Costs incurred to date by Debio in connection with the Research Program and the projected external Development Costs of Debio to complete the Research Program are set forth in EXHIBIT D. The finalization and approval of the Research Program at the first meeting of the Steering Committee, per Section 4.1, shall comprise the review and completion of Exhibit D, in particular in order that (i) the internal Development Costs of Debio (both incurred and projected) be added thereto, and that (ii) the projected internal and external Development Costs of Dyax be shown thereon. Each Party shall keep and maintain proper and complete records and books of account documenting all Development Costs that it presents to the Steering Committee for approval and shall permit independent accountants to have access to its records and books for the sole purpose of determining the appropriateness of all costs charged. The Steering Committee must agree to any material change in the Research Program or in the projected Development Costs, and the Research Program and projected Development Costs shall be amended to reflect such agreed upon changes on an on-going basis. The updates shall address any changes in schedule and budget, provide for regulatory plans and other requirements necessary to conduct the activities set forth in the Research Program, to obtain Regulatory Approvals in the Territory and in North America, and to otherwise complete the research and development necessary to commercialize a CF Product.

         5.2 RESPONSIBILITIES OF DEBIO. Debio shall be responsible, at its expense, for performing the tasks as described in the Research Program within the required time frame. With the exception of the API activities that will be performed by Dyax, the Research Program provides for the completion by Debio of the preclinical and clinical activities for the CF Product necessary for applying for and pursuing Regulatory Approvals in the Territory and in North America as set forth in the Research Program including the designation of the CF Product as an orphan drug in the Territory and in North America. While performing the Research Program, Debio shall comply fully with current Good Clinical Practice and regulatory requirements of the Territory and North America and will diligently pursue the activities set forth therein. Debio shall maintain and keep current the database of the clinical trial data accumulated from all clinical trials of the CF Product conducted pursuant to the Research Program and shall keep Dyax informed of the status of the clinical trials. Debio shall provide regular reports to the Steering Committee regarding the status of its work under the Research Program and will notify the Steering Committee as soon as practicable of any delays in such work. In addition to seeking Regulatory Approval for the Territory, during the course of the Research Program, Debio shall be required to provide to Dyax the documentation and other CF Know-How packaged in a format adequate for submission by Dyax of an IND and NDA for Regulatory Approval of the CF Product in North America and that will be compliant with the applicable regulatory requirements of the FDA and its Canadian counterpart the HPB. The expectation of the Parties is that upon completion of the Research Program and delivery by Debio of the CF Know-How to Dyax, Dyax will not be required to perform any additional work or to incur any additional costs associated with the development of the CF Product in order to obtain Regulatory Approval in North America. After the submissions to the FDA and HPB by Dyax, Debio shall continue to cooperate with and assist Dyax upon Dyax's request, including the attendance at FDA and HPB meetings, in connection with Dyax's Regulatory Approval in North America. If, subsequent to the completion of the Research Program, further work that is not required to obtain Regulatory Approval in the Territory is required by the FDA or HPB to obtain Regulatory Approval in North America, Debio shall perform such further work at its expense in a timely manner. In the event Debio fails to perform such work in a timely manner to the satisfaction of the relevant regulatory authority, Dyax may, after notice to Debio, perform it or to have it performed by a Third Party and shall be able to recoup the full cost of such work before making any payments to Debio pursuant to Section 7.2 a. Debio's performance obligations pursuant to this Section 5.2 extends neither to post-marketing surveillance nor to post-approval (Phase IV) studies.

         5.3 COOPERATION DURING THE RESEARCH PROGRAM. The applying Party shall keep the other Party informed of the status of the applying Party's applications for Regulatory Approval contemplated by the Research Program, shall permit the other Party to review and comment on documents prior to filing by the applying Party, and where applicable, shall do the following:

         a. ATTENDANCE AT REGULATORY MEETINGS. The applying Party shall provide the other Party with prior notice of all meetings and teleconferences between the applying Party's representatives and regulatory authorities regarding the CF Product. The other Party shall have the right to have representatives participate in all such meetings and teleconferences with the applying Party. The applying Party shall keep a reasonably detailed record of each contact between it and all regulatory authorities and deliver a copy of such record to the other Party upon such Party's request.

         b. ADVERSE EVENT REPORTING. Debio shall notify Dyax of any event reported to any regulatory authority and of any serious adverse event information, irrespective of its reason, promptly after Debio's receipt of such information and as necessary for compliance with the applicable regulatory requirements in the Territory and in North America. "Serious adverse event information" includes without limitation information relating to any experience that (a) suggests a significant hazard, contraindication, side effect or precaution, (b) is fatal or life threatening, (c) is permanently disabling, (d) requires or prolongs inpatient hospitalization or (e) involves a congenital anomaly, cancer or overdose.

         c. CLINICAL AND REGULATORY AUDITS. Debio shall permit Dyax to have access during regular business hours and upon reasonable advance notice, to Debio's records and facilities relating to the Research Program for the purpose of monitoring compliance with current Good Clinical Practice and other applicable regulatory requirements. Each Party shall have an irrevocable right of access and reference to the Regulatory Approval filings, licenses and facilities of the applying Party. Debio shall give Dyax a reasonable opportunity to review and comment on the clinical protocols.

         d. FACILITIES VISITS. Representatives of Dyax may visit the sites of any clinical trials or other experiments being conducted by Debio under the Research Program. If requested by Dyax, Debio shall cause appropriate individuals working on the Research Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to Debio.

ARTICLE 6. MANUFACTURE, SUPPLY AND COMMERCIALIZATION

         6.1 GENERAL.

         a. Debio shall [*****] CF Product pursuant to the license set forth in
Section 3.1, or Other Product pursuant to the license set forth in Section 3.2, and Debio shall be responsible for [*****] Dyax, which [*****] and shall, if so requested by Debio, reasonably[*****], at no cost to Dyax except minor internal costs.

         b. The CF Product shall be manufactured and supplied in accordance with its Specifications, with current Good Manufacturing Practice and in conformity with all applicable regulatory requirements. To facilitate this requirement, the Steering Committee shall appoint the Supply Committee that will oversee the manufacture of the API and Drug Product for the CF Product for preclinical and clinical testing as described in this Article 6. The post regulatory approval activities pertaining to the manufacture and supply of CF Product for commercial sale will be overseen jointly by a representative of each Party.

         6.2 API AND DRUG PRODUCT. [*****]

         6.3 MANUFACTURE AND SUPPLY OF CF PRODUCT FOR COMMERCIAL SALE. To [*****] Each Party shall enter into an agreement for the manufacture and supply of CF Product for commercial sale from such Third Parties (a "Supply Agreement"). The designated representative of each Party for post regulatory approval activities shall be responsible for coordinating the purchase by the Parties of finished Drug Product from said Third Parties and shall also monitor and oversee any ongoing post regulatory approval requirements with regard to the CF Product. It shall be the responsibility of each Party to pay for all of the CF Product for commercial sale that it orders from the Third Party manufacturer(s) under its Supply Agreement.

         6.4 COMMERCIAL DILIGENCE. After Regulatory Approvals have been obtained, Debio in the case of the Territory and Dyax in the case of North America, shall use commercially reasonable and diligent efforts to market, distribute and sell or cause to be marketed, distributed and sold CF Product.

ARTICLE 7. PAYMENT AND ROYALTY OBLIGATIONS

         7.1 PAYMENTS TO DYAX. In consideration for the license granted to Debio by Dyax for the CF Product under Section 3.1 of this Agreement, Debio shall pay Dyax [*****] of Debio's Net Revenues. In connection with the calculation of the amount of Net Revenues due to Dyax, Debio [*****] approved by the Steering Committee for the CF Product. The obligations of Debio to make payment to Dyax hereunder shall continue on a country-by-country basis [*****]


- --------------
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AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

         7.2 PAYMENTS TO DEBIO.

         a. FOR NORTH AMERICA: In consideration for the full performance of Debio's obligations pursuant to Section 5.2 and the license granted to Dyax by Debio pursuant to Section 3.3(1), Dyax shall pay Debio a royalty of [*****] of Dyax Net Sales for CF Product sold by Dyax for use in North America. The obligations of Dyax to make royalty payments to Debio hereunder shall continue until [*****] from the first commercial sale of CF Product in North America, whichever is longer. If Dyax outlicenses to a Third Party the sales and marketing of the CF Product in North America, Dyax shall pay to Debio, in lieu of a [*****] royalty on Dyax Net Sales, [*****] of Dyax's Net Revenues received by Dyax from such Third Party in connection with the outlicense.

         b. OUTSIDE OF NORTH AMERICA: To the extent that Dyax uses the documentation and CF Know-How delivered to Dyax by Debio pursuant to Section 5.2 for Regulatory Approval in North America to obtain Regulatory Approval for the CF Product in any country outside of the Territory and North America, and in consideration of the license granted to Dyax by Debio pursuant to Section 3.3(2), Dyax shall pay Debio a royalty of [*****] of Dyax Net Sales for CF Product sold by Dyax for use in any such country. The obligations of Dyax to make royalty payments to Debio hereunder shall continue until [*****], or for a period of [*****] from the first commercial sale of CF Product in each relevant country, whichever is longer. Subject to Debio's rights under Section 3.5, should Dyax outlicense to a Third Party the sales and marketing of the CF Product in any such country, Dyax shall pay to Debio, in lieu of a [*****] royalty on Dyax Net Sales, [*****] of Dyax's Net Revenues received by Dyax from such Third Party in connection with the outlicense. The provision of Section 5.2 allowing Dyax to recoup its full cost before making any payment to Debio pursuant to Section 7.2 a. shall apply by analogy to Dyax's costs associated with obtaining Regulatory Approvals in any such country.

         7.3 USE OF OTHER PRODUCT REGULATORY FILE BY DYAX. Should the Parties subsequently amend this Agreement to provide for an Other Research Program and Dyax uses any of the Other Product know-how (which excludes any and all CF Know-How for which Dyax shall have a paid up license pursuant to Section 3.3(3)) generated by Debio pursuant to any such Other Research Program or any patentable inventions owned solely or jointly by Debio that arise out of such Other Research Program (which exclude the CF Patent Rights for which Dyax shall have a paid up license pursuant to Section 3.3(3)) in connection with obtaining Regulatory Approval for an Other Product outside of the Territory, the amendment shall provide that Dyax shall pay Debio, in connection with the commercialization of each such Other Product, [*****] Dyax Net Revenues [*****] Dyax shall have a [*****] exclusive worldwide license and sublicense to use all Other Product know-how and Other Product patentable inventions for any non-therapeutic uses.

         7.4 TIMING OF PAYMENTS. Within 30 days after the conclusion of the calendar quarter during which the first commercial sale of a CF Product occurs in each country for which payments will be due by one Party to the other Party under this Article 7, and within 30 days


- --------------
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AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

after the conclusion of each calendar quarter thereafter, the Party with the payment obligation, shall deliver to the other Party, a report containing the following information, on a country-by-country basis: Gross receipts from a CF Product; calculation of Net Revenues or Dyax Net Sales, as the case may be, together with the exchange rates used for conversion; and calculation of the amount payable to the other Party for the applicable calendar quarter. Payment shall be made contemporaneously with each report. If no royalties or other payments are due for any reporting period, the report shall so state. The method of payment shall be by check or wire transfer as directed from time to time by the receiving Party. All amounts payable to either Party under this Agreement will first be calculated in the currency of sale and then converted into U.S. dollars in accordance with Section 7.5 and such amounts shall be paid, [*****]

         7.5 PAYMENTS IN U.S. DOLLARS. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in the WALL STREET JOURNAL as prevailing on the last working day of the applicable calendar quarter. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the base prime rate of interest most recently reported by THE WALL STREET JOURNAL, calculated based on the number of days that payment is delinquent.

         7.6 RECORDS. Each Party shall maintain, and shall obligate each licensee and sublicensee to maintain, complete and accurate records containing sufficient information to permit the other Party to confirm the accuracy of any reports delivered to such Party in accordance with Section 7.4. The reporting Party shall retain such records for at least [*****] after payment to the receiving Party, during which time the other Party shall have the right, at its expense, to cause an independent certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to the auditing Party any information other than information relating to the accuracy of reports and payments delivered under this Agreement and shall provide the audited Party with a copy of any report given to the auditing Party. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 7.6 reveals an underpayment in excess of [*****] for any period, the audited Party shall bear the full cost of such audit.

ARTICLE 8. USE OF MATERIALS AND INTELLECTUAL PROPERTY

         8.1 TRANSFER AND HANDLING OF MATERIALS. Debio shall use the EPI-HNE4 and any other materials provided to it by Dyax during the Research Program, the Confidential Information of Dyax, the results of the Research Program and all other CF Know-How solely for the purposes specified in this Agreement and subject to the confidentiality provisions as set forth in Article 9.

         8.2 OWNERSHIP. All right, title and interest in the EPI-HNE Patent Rights and the EPI-HNE Technology shall be owned by Dyax. With regard to the CF Know-How and the CF


- --------------
[*****]CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

Patent Rights and subject to the rights granted by one Party to the other under this Agreement: (1) all patentable inventions, improvements and any patent rights appurtenant thereto (collectively, the "Inventions") that are discovered, made or conceived solely by employees of Dyax or others acting on behalf of Dyax ("Dyax Inventions") shall be owned by Dyax, (2) all right, title and interest in all Inventions that are discovered, made or conceived solely by employees of Debio or others acting on behalf of Debio ("Debio Inventions") shall be owned by Debio and (3) all right, title and interest in all Inventions that are discovered, made or conceived jointly by employees of Dyax and Debio ("Joint Inventions") shall be jointly owned by Debio and Dyax. Each Party shall promptly disclose to the Steering Committee the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party and shall make such Inventions available to the other for use as contemplated by the rights granted under this Agreement.

         8.3 FILING, PROSECUTION AND MAINTENANCE. Dyax shall, at its sole expense, be responsible for the filing, prosecution and maintenance of the EPI-HNE Patent Rights. With regard to the CF Patent Rights, each of Dyax and Debio shall be responsible for the filing, prosecution and maintenance of all patent applications and patents which make up its Inventions which expense shall be covered by the owner of the Invention, unless the Steering Committee agrees otherwise. The Steering Committee shall designate either Dyax or Debio as the Party responsible for the filing, prosecution and maintenance of all patent applications and patents, which make up any Joint Inventions and shall determine the allocation of expenses associated therewith. Each of Dyax and Debio shall consult with and keep the other informed regarding the preparation and filing, prosecution and maintenance of its patent applications and patents.

         8.4 COOPERATION. Each of Dyax and Debio shall make available to the other Party (or to the other Party's authorized attorneys, agents or representatives) its employees, agents or consultants assistance to the extent necessary to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents relating to Inventions allowing for a period of time sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each of Dyax and Debio shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

         8.5 ENFORCEMENT OF PATENT RIGHTS; DEFENSE OF INFRINGEMENT ACTIONS. Dyax and Debio shall each promptly notify the other in writing of any alleged or threatened infringement of any patents or patent applications for which it is responsible pursuant to this Article 8 or if either Party shall be individually named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of the manufacture, use or sale of a CF Product or because of attempts to invalidate any patents or patent applications for which it is responsible pursuant to this Article 8.

         8.6 FIRST RIGHT TO RESPOND. Dyax shall have the first right to respond to or defend against any challenge or infringement of any right derived from the EPI-HNE Patent Rights or to any charge of infringement upon the patent rights of a Third Party, and each of Dyax and Debio shall have the first right to respond to or defend against any challenge or infringement of the CF Patent Rights for the Inventions for which it is responsible pursuant to this Article 8 or against any charge of infringement. The Steering Committee shall determine the course of action to respond or defend against any challenge or infringement for Inventions owned jointly pursuant to this Article 8 or any charge of infringement. The rights hereunder shall be exercised in a diligent and timely manner in order to protect the rights of the Parties. In the event that a Party elects to respond or defend, the other Party will cooperate with the responding Party's legal counsel, join in such suits as may be brought by the responding Party to enforce its patent rights, and be available at the responding Party's reasonable request to be an expert witness or otherwise to assist in such proceedings.

         8.7 SECOND RIGHT TO RESPOND. If a Party does not exercise its right to respond to or defend against challenges or infringements of its patent rights as provided in Section 8.6 above within thirty (30) days of becoming aware of or being notified of such challenges or infringements, then the other Party shall have the option, after confirming that the Party actually received notice, to do so at its sole cost; PROVIDED that in such case all amounts so recovered from such Third Party shall be retained by the Party undertaking such response or defense and the Party so responding shall have no further obligations to the other Party with respect to the response or defense thereof.

         8.8 LITIGATION AND SETTLEMENT EXPENSES, AND AWARDS. The Steering Committee shall determine whether the costs incurred (a) in responding to or defending against a challenge to or infringement of a Party's patent rights, (b) in settling any such actions, and (c) any damages paid as a result of such actions may be deducted from Dyax Net Sales or Net Revenues, as the case may be. With regard to any award or settlement granted to either Party in connection with an action brought by such Party to enforce its patent rights, such Party shall be entitled to recover all of its expenses, costs and fees incurred in connection with such action and after the deduction thereof, any balance of such award or settlement shall be shared in an equitable manner by the Parties as determined by the Steering Committee.

ARTICLE 9. CONFIDENTIALITY

         During the term of this Agreement, and for a period of five (5) years thereafter, each Party shall maintain in confidence and use only for purposes specifically authorized under this Agreement, Confidential Information of the other Party. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information it is otherwise obligated under this Article 9 not to disclose, to its licensees, sublicensees, employees, consultants, outside contractors, clinical investigators, potential partners and collaborators on a need-to-know basis, on the condition that such entities or persons agree in writing to keep the information confidential for the same time periods and to substantially the same extent as such Party is required to keep the information confidential; and a Party or its licensees, sublicensees may disclose such information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to commercialize the Products. The confidentiality provisions of this Article 9 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; PROVIDED, HOWEVER, that to the extent practicable, such Party (a) shall provide advance written notice thereof to the other Party and consult with the other Party prior to such disclosure with respect thereto, and (b) shall provide the other Party with reasonable assistance, as requested by the other Party, to object to any such disclosure or to request confidential treatment thereof, and (c) shall take reasonable action to avoid and/or minimize the extent of such disclosure.

ARTICLE 10. REPRESENTATIONS AND WARRANTIES

         10.1 AUTHORIZATION. Each Party warrants and represents to the other Party that (a) it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to perform fully its obligations hereunder, (b) this Agreement has been duly executed and delivered and is a valid and binding agreement of such Party, enforceable in accordance with its terms, (c) such Party has obtained all necessary corporate approvals to the transactions contemplated hereby and (d) such Party has not made and will not make any commitments to others in conflict with or in derogation of such rights and licenses or this Agreement.

         10.2 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 10.1, NEITHER DYAX NOR DEBIO MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND WITH REGARD TO SUCH PARTY'S PATENT RIGHTS, INVENTIONS, RESEARCH OR KNOW-HOW, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS.

         10.3 LIMITATION OF LIABILITY. Neither Party shall have a right to or shall claim special, indirect or consequential damages, including lost profits, for breach of this Agreement against the other Party. Remedies shall be limited to claims for amounts due hereunder or as otherwise provided in this Agreement, including claims for indemnification as provided in Article 11 hereof.

ARTICLE 11. INDEMNITY AND INSURANCE

         11.1 INDEMNITY OBLIGATIONS. Each Party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other Party and its directors, officers, employees and agents (the "Indemnified Party") from and against any and all claims, liabilities, losses and expenses, including attorney's fees, incurred by or asserted against the Indemnified Party arising out of the development, testing, manufacture, handling or storage, or the sale or distribution by the Indemnifying Party of any CF Product, except to the extent such claims, liabilities, losses and expenses result from the negligent, reckless or intentional acts or omissions of the Indemnified Party, in which case the Indemnified Party shall indemnify and hold harmless the Indemnifying Party and its directors, officers, employees and agents.

         11.2 INSURANCE. Debio shall obtain and maintain product liability insurance with respect to the clinical trials and pre-commercialization activities that it conducts pursuant to the Research Program in amounts customary in the industry for the testing of novel therapeutic products. Debio and Dyax shall each obtain product liability insurance for the sale of CF Product in the Territory and in North America, respectively, in amounts customary in the industry for the sale of novel therapeutic products. Each Party shall obtain and maintain comprehensive general liability insurance, and for its property in amounts customary in the industry. Debio shall obtain the aforementioned product liability insurance on or before the commencement of the clinical trials and Dyax shall obtain such product liability insurance prior to the sale of CF Product in North America. Each Party shall provide the other Party with evidence of the foregoing insurance upon the other Party's request.

ARTICLE 12. PUBLICATIONS AND PUBLICITY

         12.1 PUBLICATIONS. It is the intention of the Parties that the results of the Research Program be published. Before either Party wishes to publish, in oral or written form, any results of the Research Program, it will promptly notify the other Party and provide the other Party with a written copy of the proposed publication at least two weeks prior to its submission for publication or of an abstract of the proposed oral disclosure at least two weeks prior to publication. At the receiving Party's request, the Party who wishes to publish shall delay publication for a period sufficient for the appropriate Party to file patent applications in accordance with the provisions of Article
8. No publication will disclose any Confidential Information without the prior written permission of both Parties.

         12.2 PUBLICITY. No public announcement concerning the terms of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement without prior written notice and, except as may be legally required, or as may be required for a public offering of securities, or as may be required for recording purposes with any regulatory authority, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement, such agreement and/or approval not to be unreasonably withheld. The Party desiring to make any such public announcement not permitted by the preceding sentence shall inform the other Party of the proposed announcement or disclosure at least five (5) business days prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure. This Section 12.2 shall not apply to any information in a public announcement that is information essentially identical to that contained in a previous public announcement agreed to pursuant to this paragraph.

ARTICLE 13. DISPUTE RESOLUTION

         All disputes between the Parties arising out of the circumstances and relationships contemplated by this Agreement including disputes relating to the validity, construction or interpretation of this Agreement shall be in the first instance referred to the respective Chief Executive Officers of the Parties. If they fail to agree within 30 days after reference to them then any dispute shall be resolved as follows:

         13.1. With regard to disputes arising out of the actions by either Party concerning any provision of this Agreement as it pertains to North America, the Parties shall submit to mediation in accordance with the mediation rules of the American Arbitration Association. If, and to the extent that, any such dispute has not been settled within ninety (90) days of the commencement of mediation, upon the filing of a Request for Arbitration by either Party, the dispute shall be referred to and finally determined by arbitration under the guidelines of the American Arbitration Association ("AAA") in Boston, Massachusetts under the commercial rules then in effect for the AAA. Alternatively, if, before the expiration of the said period of ninety (90) days, either Party fails to participate or to continue to participate in the mediation, the dispute shall, upon the filing of a Request for Arbitration by the other Party, be referred to and finally determined by arbitration in accordance with this Section 13.1.

         13.2. With regard to disputes arising out of the actions by either Party concerning any provision of this Agreement as it pertains to outside of North America, the Parties shall submit to mediation in accordance with WIPO Mediation Rules. If, and to the extent that, any such dispute has not been settled within ninety (90) days of the commencement of mediation, upon the filing of a Request for Arbitration by either Party, the dispute shall be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. Alternatively, if, before the expiration of the said period of ninety (90) days, either Party fails to participate or to continue to participate in the mediation, the dispute shall, upon the filing of a Request for Arbitration by the other Party, be referred to and finally determined by arbitration in accordance with this Section 13.2. The place of mediation and arbitration shall be Geneva, Switzerland. The language to be used in mediation and arbitration shall be English.

         13.3 The decision of the arbitrator will be binding upon the Parties without the right of appeal, and judgment upon the decision may be entered in any court having jurisdiction thereof.

         13.4 Nothing in this Article 13 is intended to limit the rights of either Party to seek an injunction or other equitable relief from the other in a court of competent jurisdiction in connection with the conduct of the other for which no adequate remedy at law exists.

ARTICLE 14. TERM AND TERMINATION

         14.1 TERM. Unless earlier terminated in accordance with this Article 14, this Agreement shall remain in effect until the CF Product is no longer being supplied and manufactured for commercial sale. The obligations to pay royalties on Dyax Net Sales or to share Net Revenues, as the case may be, shall extend until the later of 10 years from the first commercial sale of the CF Product in each relevant country or the last to expire of the applicable patent right or orphan drug designation in each such country covering such CF Product for which the payment obligation exists.

         14.2 TERMINATION. This Agreement may be terminated, in its entirety or with respect to certain countries, in the following circumstances:

                  14.2.1 TERMINATION BY DEBIO. Debio may terminate this Agreement at any time and in its sole discretion upon six (6) month written notice to Dyax, and Debio shall with such notice provide to Dyax all CF Know-How.

                  14.2.2 TERMINATION BY DYAX WITH REGARD TO NORTH AMERICA. In the event of [*****], Dyax may terminate this Agreement if [*****] Dyax shall exercise its right to terminate under this Section 14.2.2 by giving Debio at least [*****] days prior written notice. If the conditions [*****]

                  14.2.3 TERMINATION FOR NONPAYMENT. In the event that either Party fails to make timely payment of any amounts due to the other Party under this Agreement, the non-breaching Party shall have the option to either terminate this Agreement upon thirty (30) days written notice to the breaching Party, unless the breaching Party pays all past-due amounts prior to the expiration of such thirty (30)-day notice period, or to offset its own payments towards undisputed amounts past due by the breaching Party.

                  14.2.4 TERMINATION FOR OTHER MATERIAL BREACH. In the event that either Party commits a material breach of any of its obligations under this Agreement, other than that stated in Section 14.2.3, and such Party fails to remedy that breach within ninety (90) days after receiving written notice thereof from the other Party, that other Party may immediately terminate this Agreement upon written notice to the breaching Party. For purposes of this
Section 14.2.4,


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and for the avoidance of doubt, a material breach of this Agreement shall include the failure of Debio to comply fully and in a timely manner with each of its obligations under Section 5.2 and as set forth in the Research Program. A termination of this Agreement will be limited to the rights of Debio pertaining to North America in the event Debio's material breach relates solely to its obligation to supply Dyax with an IND and NDA acceptable for submission by Dyax to the FDA and HPB and Debio has already satisfied the requirements for Regulatory Approval in at least the countries in the Territory that are participating in the centralized procedure for Regulatory Approvals set by the European Agency for the Evaluation of Medicinal Products.

         14.3 EFFECT OF TERMINATION. Upon the expiration or termination of this Agreement by Debio pursuant to Section 14.2.1 or by Dyax pursuant to Sections
14.2.3 or 14.2.4, (i) Debio's rights under the licenses and rights granted pursuant to Sections 3.1, 3.2, 3.4 and 3.5 shall terminate immediately, (ii) Debio shall provide all of the CF Know-How to Dyax that has not yet been delivered, (iii) Dyax shall be entitled to use all of the CF Know-How and CF Patent Rights for any purposes, and (iv) Dyax's obligations to make payments to Debio pursuant to Sections 7.2 and 7.3 shall terminate. Dyax's rights under the licenses granted pursuant to Section 3.3 shall survive the expiration or termination of this Agreement, other than for a termination of this Agreement by Dyax pursuant to Section 14.2.2 or by Debio for a breach by Dyax pursuant to Sections 14.2.3 and 14.2.4. Notwithstanding the expiration or termination, subject to the payment and reporting provisions of Article 7, the terminated Party may continue to sell any CF Product on hand as of the effective date of termination. The following provisions shall also survive the expiration or termination of this Agreement: Article 1 "Definitions", Section 3.6 "Limitation of Rights", Article 8 "Use of Materials and Intellectual Property", Article 9 "Confidentiality", Article 10 "Representations and Warranties", Article 11 "Indemnity and Insurance", Article 12 "Publications and Publicity", Article 13 "Dispute Resolution" and Section 15.3 "Law Governing".

         14.4 NOTICE OF TERMINATION. In the event that this Agreement is terminated, Debio shall so notify each sublicensee with whom it has entered into a sublicense agreement and each sublicense agreement shall so terminate.

ARTICLE 15. MISCELLANEOUS

         15.1 FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party or a Third Party; PROVIDED, HOWEVER, that the Party so affected shall use commercially reasonable and diligent efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed. Each Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of FORCE MAJEURE. The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

         15.2 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by any Party without the prior written consent of the other Party; PROVIDED, HOWEVER, that either Party may, without such consent, assign its rights and obligations under this Agreement (a) in

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connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation or (b) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party; PROVIDED, HOWEVER, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including without limitation those business assets that are the subject of this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 15.2 shall be void. Nothing herein is intended to prevent either Party from sublicensing any of its rights in accordance with the terms of this Agreement.

         15.3 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

         15.4 SEVERABILITY. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

         15.5 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next business day delivery service of a recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 15.5 and shall be effective upon receipt by the addressee.

       IF TO DYAX:                                IF TO DEBIO:

       Dyax Corp.                                 Debiopharm S.A.
       One Kendall Square, Bldg 600               17, rue des Terreaux
       Cambridge, Massachusetts 02139, USA        P.O. Box 211
       Attention: Chief Executive Officer         1000 Lausanne 9, Switzerland
       Facsimile: (+1617) 225-2501                Attention: Legal Director
                                                  Facsimile: (+4121) 321-0178

       15.6 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto. Each of the Parties hereby

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acknowledges that this Agreement is the result of mutual negotiation and therefore any ambiguity in their respective terms shall not be construed against the drafting Party.

         15.7 HEADINGS. The Table of Contents and captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         15.8 INDEPENDENT CONTRACTORS. It is expressly agreed that Dyax and Debio shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Dyax nor Debio shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

         15.9 WAIVER. Except as expressly provided herein, the waiver by either Party hereto of any right hereunder or of any failure to perform or any breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

         15.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.



DYAX CORP.                                       DEBIOPHARM  S. A.




By: /s/ Henry E. Blair                      By: /s/ Jean-Pierre Petchot-Bacque
   ------------------------------

Title: President                            Title: Medical Director
      ---------------------------

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                                    EXHIBIT A

                                CF PATENT RIGHTS

                                     [*****]





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                                    EXHIBIT B

                              EPI-HNE PATENT RIGHTS

                                     [*****]





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AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


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                                    EXHIBIT C

               DYAX/DEBIOPHARM COLLABORATION AND LICENSE AGREEMENT

                                     [*****]





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                                    EXHIBIT D

                                DEVELOPMENT COSTS

                                     [*****]





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                                      -28-